Exhibit 10.1
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) made and entered into this 29th day of July, 2010 by and between JOHN E. HASKELL, residing at 8400 Pewter Lane, Manlius, New York 13104 (the “Employee”) and BAILEY & HASKELL ASSOCIATES, INC. (formerly known as Oneida Associates, Inc.), a New York Corporation with its principal office at 131 Main Street, Oneida, New York (the “Corporation”).
RECITALS
WHEREAS, the Corporation (a subsidiary of Oneida Savings Bank (the “Bank”)) entered into an employment agreement with the Employee, dated October 2, 2000, which was further amended, effective January 1, 2008, in accordance with Amendment No. 1 (collectively referred to as the “Prior Employment Agreement”) to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder; and
WHEREAS, the parties hereto have terminated the Prior Employment Agreement in accordance with the Termination and Release Agreement entered into by and between the Employee and the Corporation on July 29, 2010; and
WHEREAS, the parties hereto desire to enter into the Agreement, such that this Agreement shall supersede and replace the Prior Agreement.

NOW, THEREFORE, in consideration of the premises contained herein, it is agreed by and between the parties as follows:
1. EMPLOYMENT.
Corporation hereby employs Employee as an officer of the Corporation, and Employee hereby accepts such employment with Corporation and agrees to serve upon the terms and conditions hereinafter set forth. The Employee shall render administrative, management, and production services as are customarily performed by persons situated in similar capacities, and shall have such other powers and duties as the Board of Directors of the Corporation (the “Board of Directors”) may prescribe from time to time, and as are set forth in Paragraph 4 hereof.
2. TERM.
The term of this Agreement shall be for a period of 17 months (the “Initial Term”) commencing as of July 29, 2010(“Commencement Date”), unless Employee’s employment terminates prior thereto, as provided in Paragraphs 6 and 7. Thereafter, this Agreement shall be renewed automatically for successive periods of one (1) year unless either party shall give the other at least 60 days prior written notice of its intent not to renew, whereupon it shall terminate as of the expiration of the then existing term. Any renewal terms shall also be subject to termination as provided in Paragraph 6 and 7. On an annual basis following the Initial Term, the Board of Directors will conduct a comprehensive performance evaluation and review of Employee’s performance for purposes of determining whether to extend this Agreement.
3. COMPENSATION.
3.1. Base Salary. The Corporation agrees to pay the Employee during the term of this Agreement a salary of not less than that set forth in Exhibit A annexed hereto, (“Base Salary”), payable in accordance with the normal payroll practices of the Corporation. All amounts received by Employee as compensation shall be subject to federal, state and local tax withholding by the Corporation. The Base Salary shall be paid at the same time as salary is paid to other employees of the Corporation. The amount of the Employee’s Base Salary shall be reviewed by the Board of Directors on an annual basis, but may not be reduced below that set forth in such Exhibit A. Adjustments in Base Salary or other compensation shall not limit or reduce any other obligation of the Corporation under this Agreement. The Corporation shall have no further obligation to the Employee for compensation after termination of employment. Employee shall be entitled to receive only that portion of such compensation due to the Employee for services rendered if employment is terminated under Paragraphs 6 or 7.

3.2 Expenses. The Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee in performing services under this Agreement in accordance with the policies and procedures applicable to the Corporation, provided that the Employee accounts for such expenses as required under such policies and procedures. Any reimbursement shall be paid to the Employee as soon as practicable but no later than December 31 of the calendar year following the year in which the Employee pays such reasonable expenses in performing services under this Agreement.
3.3. Benefits. The Employee shall participate in such plans relating to pension, thrift, profit-sharing, group life and disability insurance, medical and dental coverage, education, cash bonuses, and other retirement or employee benefits or combinations thereof as shall be determined in the discretion of the Board of Directors, which benefit plans and programs may be modified from time to time in the discretion of the Board of Directors; provided, however, the benefits set forth and described in Exhibit B attached hereto shall be provided permanently and continuously during the term of this Agreement unless changed by an agreement in writing executed by the Employee and Corporation.
3.4. Vacation. The Employee shall be entitled to annual paid vacation as is set forth on the attached Exhibit C.

4. DUTIES AND RESPONSIBILITIES.
4.1. So long as he is employed hereunder, Employee agrees to sell and service insurance and such other financial services and products as the Corporation may from time to time sell in the manner described in Subparagraph 4.3 and shall perform those types of services associated with current account production responsibility and any other duties assigned by Corporation, including, but not limited to, appropriate activities to maintain and improve Corporation’s reputation in the community and the insurance industry. The Employee shall perform all duties in accordance with Corporation standards and guidelines.
4.2. All funds, included but not limited to, premiums, fees and charges on all insurance and all other financial services and products business transacted through the efforts of Employee shall be invoiced to the insured or purchaser by Corporation or any insurance company it represents. All checks or bank drafts received by the Employee from an insured purchaser shall be made payable to Corporation or any insurance company it represents; and all premiums shall be collected by Employee in the name of and on behalf of Corporation.
4.3. Except as otherwise provided herein, so long as Employee is employed hereunder, Employee shall faithfully execute, to the best of his ability, the duties set forth in Paragraphs 1 and 4 and devote his full attention and use his ability and influence to promote its success. The foregoing is not intended to restrict the passive investment activities of Employee. All insurance business transacted through the efforts of Employee shall be the sole property of Corporation and Employee shall have no right to share in any commission resulting from such business, except as may be specifically provided hereby.

5. DISABILITY.
In the event the Employee is determined to be disabled (as determined pursuant to the policy of the Corporation established from time to time by the Board of Directors), the Employee shall be entitled to receive his Base Salary in accordance with the regular payroll practices of the Corporation for a period of 90 days following the date on which the Employee is determined to be disabled. All disability payments to Employee thereafter shall be made pursuant to the [Employee’s] long-term disability policy.
6. TERMINATION.
This Agreement shall terminate upon the occurrence of any of the following:
(a) The death of the Employee;
(b) The disability of the Employee which renders him unable to perform his duties hereunder for a period of at least twenty-four (24) months. For purposes hereof, the Employee shall be deemed to be disabled when any insurance carrier carrying disability income insurance for the Employee shall determine under its policy that the Employee is totally disabled;
(c) The written agreement of the parties hereto;
(d) Pursuant to the provisions regarding notice and term set forth in Paragraph 2;
(e) Termination for Cause. Corporation shall have the right to terminate this Agreement upon five days prior written notice, in the event Corporation discharges Employee for “Cause.” For purpose of this Agreement, “Cause” shall mean, (i) Employee’s insurance agent or broker license shall have been revoked or suspended by the State of New York, (ii) Employee is convicted of, pleads guilty to, any act of fraud, misappropriation or embezzlement or to any felony, (iii) Employee has engaged in a dishonest act to the damage or detriment of Corporation or (iv) Employee otherwise fails to comply with the terms of this Agreement and, after written notice from Corporation of such failure, Employee at any time thereafter again fails to comply with such terms. Upon receipt of written notice hereunder, Employee shall cease rendering services on behalf of Corporation and shall have no authority to bind the Corporation as a result of any subsequent actions.

7. EFFECT OF TERMINATION.
(a) As of the effective date of the termination of this Agreement, the Corporation shall have no further obligation to pay any further salary to the Employee hereunder (except the annual salary shall be prorated to the date of termination) or any other benefits hereunder and the Employee shall have no further obligation to perform his duties and responsibilities hereunder, other than the covenant not to compete contained in Paragraph 8 hereof. Notwithstanding the foregoing, following the termination of the Employee’s active employment, the Employee shall be entitled to receive continued non-taxable health coverage from the Corporation until the later of age 65, or the date on which the Employee is eligible for Medicare coverage.
(b) Employee acknowledges and agrees that all client accounts are owned by Corporation and all accounts obtained by Employee during his employment shall be Corporation accounts and all expiration lists, renewals, customer lists and records related thereto are and shall be the sole property of Corporation. Upon termination of Employee’s employment for any reason whatsoever, with or without Cause, such customer accounts, expiration lists, renewals, customer lists and records shall continue to remain the property of Corporation.
(c) To the extent necessary to comply with Code Section 409A, the Employee’s termination of active employment shall be construed to require a “Separation from Service” as defined in Code Section 409A and the Treasury Regulations promulgated thereunder, such that the Corporation and Employee reasonably anticipate that the level of bona fide services Employee would perform after termination would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period.

8. COVENANTS AGAINST DISCLOSURE OF SECRET AND/OR CONFIDENTIAL INFORMATION AND COMPETITION.
Employee represents and acknowledges that in the course of his employment with Corporation he will become familiar with secret and/or confidential information of Corporation, including the secret and/or confidential information of affiliates or subsidiaries of the Corporation (hereinafter referred to as “Affiliates”), including, but not limited to, lists of agents, brokers and policyholders, expiration and renewal dates, inspection and credit reports, other insurance data on various risks written by Corporation or said Affiliates, all of which secret and/or confidential information is hereby acknowledged by Employee to be the exclusive property of Corporation and its Affiliates, and is hereinafter referred to as “secret and/or confidential information,” and therefore, Employee hereby covenants and agrees as follows:
(a) Employee shall not, during the period of his employment by Corporation or at any time thereafter, disclose to any person, firm or corporation, nor shall Employee use for any purpose whatsoever, except as directed by Corporation or disclosed in the ordinary course of business of Corporation, any of the secret and/or confidential information.
(b) Upon the termination, for any reason whatsoever, of Employee’s employment by Corporation, Employee shall return and deliver forthwith to Corporation any and all papers, books, records, documents, memoranda and manuals, including copies thereof, belonging to Corporation or its Affiliates; further, Employee shall not retain or remove any secret and confidential information of any type or description without the express written consent of Corporation.

(c) In the event of the termination of Employee’s employment for Cause, or in the event of the voluntary termination of employment by the Employee, Employee covenants and agrees that Employee will not for a period of three (3) years from the date of such termination (the “Noncompete Period”), directly or indirectly, in any manner whatsoever, or in any way, transact insurance, financial products and/or services business in the three counties of Central New York (Madison, Oneida, and Onondaga counties) or directly or indirectly solicit or accept as a customer for the purpose of selling any type of insurance or financial products or services, any person, corporation, limited liability company, municipality and/or any other person or entity who was a customer of the Corporation at the time of termination during the Noncompete Period set forth in this subparagraph. For purposes of this subparagraph, the term “insurance financial products or services business” is defined as any such business that Corporation and/or Affiliates is writing, procuring or negotiating at the time of Employee’s termination.
(d) Although the parties consider the covenants provided in this Paragraph 8 reasonable, in the event that any court of competent jurisdiction deems any of the provisions of this Paragraph 8 as unreasonable or unenforceable, then such covenants shall apply to the broadest business, longest period, and largest geographic territory as may be considered reasonable by such court, and this Paragraph 8, as so amended, shall be enforced.
(e) Any breach or threatened breach by Employee of paragraphs (a), (b) and/or (c) of this Paragraph 8 will irreparably injure Corporation that any remedy at law for any breach or threatened breach by Employee of the provisions contained in paragraphs (a), (b) and/or (c) of this Paragraph 8 shall be inadequate, and the Corporation shall be entitled to injunctive relief in addition to any other remedy it might have under this Agreement or at law or in equity. The Employee further agrees that the grant of such injunctive relief and the enforcement of the terms of this Agreement shall not deprive Employee of his ability to earn a living.

9. GOVERNING LAW.
The terms of this Agreement shall be governed by the laws of the State of New York.
10. NOTICE.
For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duty given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, to the Corporation at its home office, to the attention of the Board of Directors with a copy to the Secretary of the Corporation, or, if to the Employee, to such home or other address as the Employee has most recently provided in writing to the Corporation.
11. NON-WAIVER CLAUSE.
The waiver by either party of any breach of any provision of this Agreement by the other shall not be construed as a waiver of any subsequent breach by the other or as a waiver of any other clause of this Agreement.
12. ASSIGNMENT.
This Agreement may not be assigned by the Employee or the Corporation, but it shall inure to the benefit of and shall be binding upon the heirs and legal representatives of the Employee and upon the successors of the Corporation.

13. ENTIRE AGREEMENT.
This Agreement contains the entire understanding between the parties concerning the employment of the Employee by the Corporation and may not be changed or terminated except by an agreement in writing signed by both parties.
14. ARBITRATION.
In case any disagreement, difference or controversy shall arise between the Employee, his heirs or legal representative, on the one hand, and the Corporation on the other hand, with respect to any matter in relation to or arising out of or under this Agreement, whether as to the construction or operation thereof, or the respective rights and liabilities of the Employee or the Corporation, and the parties to the controversy cannot mutually agree thereon for a period of thirty (30) days, then such disagreement, difference or controversy shall be determined by arbitration as follows: the parties shall mutually agree upon a single arbitrator. If they are unable to agree on a single arbitrator, each party shall select an arbitrator. Both of such arbitrators so chosen shall select a third arbitrator. The power hereby given to the arbitrators shall not terminate or be revoked by the death of the Employee and the arbitrators shall proceed with the arbitration notwithstanding such death. Any award made by a majority of the arbitrators shall be final, binding and conclusive upon the parties and those claiming under them. The arbitrators shall have no power to make any award inconsistent with or contrary to the terms and provisions of this Agreement. The costs and expenses of any arbitration shall be borne and paid as the arbitrators shall, by their award, direct.

15. SEVERABILITY.
The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
16. SOURCE OF PAYMENTS.
All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Corporation. The Bank, however, guarantees payment and provision of all amounts and benefits due hereunder to Employee and, if any such amounts and benefits are not timely paid or provided by the Corporation, such amounts and benefits shall be paid or provided by the Bank.

IN WITNESS WHEREOF, the parties have set their hands and seals on the date first above written.

Bailey & Haskell Associates, Inc.
By:	/s/ John E. Haskell
Title: CEO

/s/ John E. Haskell
John E. Haskell, Employee

Oneida Savings Bank
By:	/s/ Michael R. Kallet
Title: President

Exhibit A
Employment Agreement
John E. Haskell
Compensation, Paragraph 3.1
Base salary of one hundred ninety-nine thousand four hundred fifty and 00/100 dollars ($199,450.00)

Exhibit B
Employment Agreement
John E. Haskell
Compensation, Paragraph 3.3
Benefits
1.	The Employee will be eligible to participate in any employer health insurance plan then offered to age 65, or until eligible for Medicare, whichever occurs later, participation to be continued irrespective of employment status with the Corporation. While actively employed, the Employee will participate in a manner consistent with that available to other active employees of the Corporation, or the Employee may at his option receive a payment from the employer in an amount consistent with the employer’s contribution for a health insurance premium on a single life. Following the Employee’s active employment, the Employee is responsible for the entire health insurance premium for the selected coverage under the plan.
2.	Club memberships, dues and similar privileges relating to general business relations and development will be provided in a manner consistent with other senior executives of the Corporation and Bank, and/or as otherwise determined and approved by the Board of Directors of the Corporation.

Exhibit C
Employment Agreement
John E. Haskell
Vacation, Paragraph 3.4
Ten (10) weeks annual paid vacation.

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